EXHIBIT 10.11(a)
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of the 24th day of August, 2004, between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Landlord”) and ULTA SALON, COSMETICS AND FRAGRANCE, INC., a Delaware corporation (“Tenant”).
     WHEREAS, Landlord and Tenant entered into that certain lease dated as of September 11, 2002 (the “Lease”) pursuant to which Tenant leases from Landlord approximately 12,532 square feet of space (the “Existing Premises”) in the building commonly known as The Offices at Windham Lakes and located at 1275 Windham Parkway, Romeoville, Illinois, 60446; and
     WHEREAS, any initially capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.
     WHEREAS, the parties hereto now desire to amend the Lease to extend the Term, modify the Rent payable under the Lease, add additional space to the Premises and amend the Lease in certain other respects.
     NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lease is hereby amended as follows:
     1. Extension of Existing Premises Term. The Term of the Lease with respect to the Existing Premises, currently set to expire on January 31, 2005, is hereby extended to the last day of the Term of the Lease with respect to the Additional Premises (defined below).
     2. The Additional Premises.
          (a) Lease of the Additional Premises. Subject to the terms of the Lease and this Amendment, Landlord agrees to lease to Tenant, and Tenant agrees to lease from Landlord, an additional 11,047 square feet of rentable area in the Building, located adjacent to the Existing Premises (such space is hereinafter collectively referred to as the “Additional Premises”), all as more particularly described on Exhibit A, attached hereto and made a part hereof. The Term of the Lease with respect to the Additional Premises shall be five (5) years, shall commence on the Substantial Completion Date (as such term is defined in the Workletter; such date being hereinafter referred to as the “Additional Premises Commencement Date”) and expire on the last day of the calendar month in which the fifth (5th) anniversary of the Additional Premises Commencement Date occurs. Each twelve (12) consecutive month period is hereinafter referred to as an “Additional Premises Lease Year”; provided however that if the Additional Premises Commencement Date is other than the first day of any calendar month, the first Additional Premises Lease Year shall consist of the partial month in which the Additional Premises Commencement Date occurs and the twelve (12) consecutive month period that follows.
          (b) Termination of Amendment. In the event that Landlord cannot deliver the Additional Premises to Tenant on or before April 1, 2005, Tenant may elect to terminate the Lease with respect to the Additional Premises upon written notice to Landlord delivered by April 30, 2005, upon which termination landlord shall have no further liability to Tenant hereunder or under the Lease with respect to the Additional Premises, but the Lease shall continue in full force and effect, without regard to the Amendment, with respect to the Existing Premises, as if this Amendment had never been entered into between Landlord and Tenant.
          (c) Improvement of the Additional Premises. Landlord shall improve the Additional Premises in accordance with the Workletter, attached hereto as Exhibit B.
          (d) Definition of Premises; Lease Binding. From and after the Additional Premises Commencement Date (i) the Premises shall consist of both the Existing Premises and the Additional Premises constituting 23,579 rentable square feet in the aggregate, (ii) all references in the Lease to “Premises” shall be deemed to refer to both the Existing Premises and the Additional Premises, (iii) the Additional Premises shall be deemed to be a part of the Premises and shall be governed by all the terms of the Lease.
     3. Base Rent.
          (a) Existing Premises Base Rent. Base Rent for the Existing Premises shall continue to be paid in the same manner, time and place as provided in the Lease, in the following amounts:

	Annual Base Rent
Period from/to	Per Square Foot	Annual Base Rent	Monthly Base Rent
February 1, 2005- last	$11.50	$144,118.00	$12,009.83
day of Additional Premises Lease Year 1

Additional Premises	$12.00	$150,384.00	$12,532.00
Lease Year 2

Additional Premises	$12.50	$156,650.00	$13,054.17
Lease Year 3

Additional Premises	$13.00	$162,916.00	$13,576.33
Lease Year 4

Additional Premises	$13.50	$169,182.00	$14,098.50
Lease Year 5
          (b) Additional Premises Base Rent. Tenant shall commence the payment of Rent for the Additional Premises on the Additional Premises Commencement Date. Tenant shall pay Base Rent for the Additional Premises in the same manner, time and place as set forth in the Lease with respect to the Existing Premises. The amount of Base Rent payable by Tenant for the Additional Premises is as follows:

	Annual Base Rent
Period from/to	Per Square Foot	Annual Base Rent	Monthly Base Rent
Additional Premises	$12.50	$138,087.50	$11,507.29
Lease Year 1

Additional Premises	$13.00	$143,611.00	$11,967.58
Lease Year 2

Additional Premises	$13.50	$149,134.50	$12,427.88
Lease Year 3

Additional Premises	$14.00	$154,658.00	$12,888.17
Lease Year 4

Additional Premises	$14.50	$160,181.50	$13,348.46
Lease Year 5
          (c) Abatement of Rent on Additional Premises. If Tenant has taken possession of the Additional Premises for the purpose of carrying on its business therein and if Tenant is not in default under any of terms, provisions and conditions of the Lease (as described in Section 16 of the Lease) on the date such installment is due, the first monthly installment of Base Rent and Additional Rent due shall be abated in full and shall not be payable by Tenant.
     4. Tenant’s Proportionate Share. From and after the Additional Premises Commencement Date, Tenant’s Proportionate Share shall be 49.65%.
     5. Parking. From and after the Additional Premises Commencement Date, Tenant, its agents, employees and invitees shall be entitled to utilize up to 118 parking spaces in the Parking Areas in accordance with Section 25 of the Lease.
     6. Termination Right. Subject to the terms of this Section 6, Tenant shall have the option (the “Termination Option”) to terminate the Lease effective as of the last day of the third Additional Premises Lease Year (the “Termination Date”), if Tenant is not in default under any of its obligations under this Lease at the time it exercises such option or on the Termination Date. To exercise the Termination Option, Tenant must:
          (a) give to Landlord written notice of such election prior to the last day of the second Additional Premises Lease Year; and
          (b) pay to Landlord a termination fee, in an amount equal to $250,000 (the “Termination Fee”), fifty percent of which is to be paid at the time of such notice, and fifty percent of which is to be paid on or before the Termination Date.
Exercise of the Termination Option shall be irrevocable but shall not excuse Tenant from paying Rent accruing through the Termination Date. If Tenant fails to exercise the Termination Option prior to the last day of the second Additional Premises Lease Year, or fails to pay any portion of the Termination fee when required, Tenant shall be deemed to have waived all of its rights under the Termination Option and, thereafter, the Termination Option shall be null and void and of no further effect.
     7. Miscellaneous.
          (a) The preambles to this Amendment are incorporated into the body of this Amendment as if restated herein.
          (b) Interpretation of this Amendment shall be governed by the laws of the State of Illinois.
          (c) The mutual obligations of the parties as provided herein are the sole consideration for this Amendment and no representations, promises or inducements have been made by the parties other than as appear in this Amendment. This Amendment may not be amended except in writing signed by both parties.
          (d) Except as modified herein, the Lease is hereby ratified and confirmed and the terms, covenants, conditions and agreements contained therein remain in full force and effect.
          (e) This Amendment shall not be binding until executed and delivered by both parties.
          (f) Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than GVA Williams in the negotiation or making of this Amendment, and Tenant agrees to indemnify and hold harmless Landlord from any and all claims, liability, costs and expenses (including reasonable attorneys’ fees) incurred as a result of any inaccuracy in the foregoing representation and warranty. Landlord represents and warrants to Tenant that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker in the negotiation or making of this Amendment other than GVA Williams and Landlord agrees to indemnify and hold harmless Tenant from any and all claims, liability, costs and expenses (including reasonable attorneys’ fees) incurred as a result of any inaccuracy in the foregoing representation and warranty. Landlord will pay GVA Williams a commission in connection with this Amendment in accordance with a separate agreement between Landlord and GVA Williams.
NO FURTHER TEXT ON THIS PAGE

     IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

LANDLORD

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation

By:	PDC Properties, Inc., its agent

	By:	/s/ Rex Davis

	Its:	Portfolio Manager

TENANT:

ULTA SALON, COSMETICS & FRAGRANCE, INC., a Delaware corporation

By:	/s/ Charles Weber

Its:	Charles R. Weber, CFO

By:	/s/ George Frye

Its:	George L. Frye, Senior Vice President

EXHIBIT A
Additional Premises

EXISTING ULTA
ULTA EXPANSION

interwork architects incorporated
1200 shermer rd. northbrook, il 60062
t: 847.509.4070 f: 847.509.9604

PROJECT ULTA EXPANSION PREMISES - OFFICES AT WINDHAM LAKES
ROMEOVILLE, ILLINOIS

DATE 8-24-04 PROJ NO 4917.29 REV SHEET SK-1

EXHIBIT B
Workletter
All of the terms and conditions of the Amendment are incorporated herein by reference and, except as may be expressly set forth to the contrary in this Work Letter or the Amendment, shall apply as fully to this Work Letter as to the Amendment. The capitalized terms used but not defined in this Work Letter shall have the meanings ascribed to them in the Amendment.
     1. Construction of Tenant Improvements. Except as provided below to the contrary, Landlord, at Landlord’s sole cost and expense, shall provide the construction material, hardware and equipment and the labor to construct the Tenant Improvements. “Tenant Improvements” means (i) the materials, hardware and equipment to be affixed to or incorporated into the Additional Premises pursuant to the Plans (as defined below and as the same may be modified pursuant to Section 4 of this Work Letter), and the labor to construct and install such items, (ii) the other building standard items described in the Plans, as the same may be modified pursuant to Section 4 of this Work Letter, and (iii) the installation of roof mounted heating and cooling units for reasonable temperature control in the Additional Premises. Landlord shall proceed diligently to cause the Tenant Improvements to be substantially completed substantially in accordance with the Plans and the terms and conditions of the Amendment. The cost to construct the Tenant Improvements, including but not limited to all costs relating to material, hardware, equipment, labor, applicable governmental fees and permit cost, taxes, architectural fees, engineering fees, design fees, but expressly excluding any the cost of Tenant’s furniture, trade fixtures or equipment or other personal property of Tenant that Tenant is permitted or required to remove from the Additional Premises upon the expiration or earlier termination of the Lease, is hereinafter referred to as the “Permitted Costs.” Permitted Costs shall also include a construction management fee of 15% per cent of all other Permitted Costs payable to Landlord.
     2. Contractors. If Tenant elects to engage an interior designer for the Additional Premises (the “Interior Designer”), Tenant shall have the right to do so, subject to Landlord’s reasonable approval, and Tenant shall contract directly with the Interior Designer for the provision of services. All other architects, engineers, contractors, subcontractors, suppliers, manufacturers or materialmen performing services or supplying materials in connection with the design and/or construction of the Tenant Improvements (the “Contractors”) shall be selected by Landlord, and shall enter into contracts directly with Landlord for the provision of services and materials.
     3. The Plans. Landlord and Tenant have approved the preliminary description of the Tenant Improvements attached to this Work Letter as Schedule 1 and made a part hereof. Landlord will cause to be prepared, and Landlord and Tenant shall act in good faith and cooperate with each other to finalize and approve as soon as reasonably possible, the plans, drawings and specifications for the Tenant Improvements based on the description in Schedule 1. If Landlord and Tenant have not approved the final plans, drawings and specifications for the Tenant Improvements within thirty (30) days after the execution and delivery of the Lease by Landlord and Tenant, at the request of either party, any disagreements regarding such final plans, drawings and specifications shall be submitted to and resolved by arbitration in accordance with under the Expedited Procedures of the Commercial Arbitration Rules of the American

Arbitration Association then in force except as provided below. Any such arbitration proceedings shall be conducted through the American Arbitration Association in Chicago, Illinois and the cost of such arbitration proceedings shall be split evenly between Landlord and Tenant, provided that each party shall be solely responsible for its own costs and expenses incurred in connection with any arbitration proceedings. The final plans, drawings and specifications for the Tenant Improvements approved by Landlord and Tenant prior to the commencement of construction are collectively referred to as the “Plans”.
     4. Changes to the Plans.
          (a) Tenant Changes to the Plans.
          (i) Tenant may propose one or more changes to the Plans to Landlord at any time before the Substantial Completion Date (as defined below), and, as promptly as reasonably practicable after the receipt and approval thereof by Landlord (which approval may be withheld in Landlord’s reasonable discretion), Landlord shall provide Tenant with a written estimate of the delay (if any) in the Substantial Completion Date (which delay shall be a Tenant Delay [as defined below]) and the additional cost (if any) to complete the Tenant Improvements which will result from such change (whether hard costs or soft costs), which costs shall include, without limitation: (A) the actual cost of all materials, supplies, equipment and labor used or supplied in making the proposed change, including general conditions and any contractor’s fees; (B) any architect and engineer fees; and (C) a construction management fee payable to Landlord equal to fifteen percent (15%) of such additional costs (collectively, “Change Order Costs”). If Tenant fails to approve the estimate of Change Order Costs within five (5) business days after delivery of same, Tenant shall be deemed to have abandoned its request for such change, and the Tenant Improvements shall be constructed substantially in accordance with the then existing Plans. If Tenant approves the estimate of Change Order Costs within said 5-day period by signing and returning a copy of Landlord’s estimate, Landlord shall cause the Tenant Improvements to be constructed substantially in accordance with the Plans as so revised. Unless requested in writing by Tenant to the contrary, Landlord shall continue with construction of the Tenant Improvements according to the then existing Plans during the pendency of any proposed change in the Plans until such change is approved by Landlord and Tenant as provided above. Any delay resulting from a halt in construction requested in writing by Tenant shall constitute a Tenant Delay.
          (ii) If Tenant approves Landlord’s estimate of the time and Change Order Costs of a proposed change to the Plans: (A) Tenant shall be liable for the actual Change Order Costs, whether or not such actual cost exceeds Landlord’s estimate, and (B) Landlord shall not be liable for any delay in the Substantial Completion Date resulting from the requested change, whether or not the delay exceeds Landlord’s estimate, and any such delay shall be a Tenant Delay. Upon Tenant’s request, Landlord shall provide Tenant with reasonable evidence of the actual Change Order Costs and the basis for any delay in the Substantial Completion Date resulting from such change.
          (iii) lf Tenant requests a change to the Plans pursuant to this Section 4(a), and Tenant does not ultimately approve the resulting revised Plans or estimate, Tenant shall promptly reimburse Landlord, as Rent, for any reasonable costs and expenses resulting from such requested changes incurred by Landlord.

          (b) Landlord Changes to the Plans. Landlord may make changes to the Plans without Tenant’s consent, provided that such changes (i) are necessary to address field conditions, (ii) will not create any additional monetary obligation for Tenant under the Lease, (iii) are in material conformity with the Plans (as they may have been previously revised by permissible Tenant and/or Landlord changes thereto), and (iv) will not result in the use of materials or equipment which are of a materially lesser quality than those specified in the Plans. Landlord will notify Tenant of any changes made pursuant to this Section 4(b).
     5. Payment of Costs. Tenant shall deposit with Landlord the amount of any Change Order Costs within ten (10) days after Tenant’s approval of the estimate of such Change Order Costs in accordance with Section 4(a) of this Work Letter. Thereafter, in the event that at any time the actual Change Order Costs exceed the estimated Change Order Costs, Tenant shall deposit with Landlord the amount of such excess within ten (10) days after written demand therefor by Landlord. Upon Tenant’s request, Landlord shall provide Tenant with reasonable evidence of the actual Change Order Costs.
     6. Punchlist Items. Before Tenant takes occupancy of the Additional Premises, but no later than five (5) business days after the Substantial Completion Date, Landlord, Landlord’s architect, Tenant and at Tenant’s election, Tenant’s consulting architect or other construction consultants shall conduct an inspection of the Additional Premises and shall work in good faith to jointly prepare a punchlist for the Tenant Improvements. Any items not on such punchlist shall be deemed accepted by Tenant. Landlord shall complete all punchlist items as soon as reasonably practicable after such punchlist items are finally determined.
     7. Representatives of Landlord and Tenant. Landlord designates John Pagliari as its representative for all purposes of this Work Letter. Tenant designates George Frye as its representative for all purposes of this Work Letter. Wherever this Work Letter requires any notice to be given to or by a party, or any determination or action to be made or taken by a party, the representative(s) of each party shall act for and on behalf of such party, and the other party shall be entitled to rely thereon. Either party may designate one or more additional or substitute representatives for all or a specified portion of the provisions of this Work Letter, subject to notice to the other party of the identity of such additional or substitute representative(s).
     8. Delay in the Additional Premises Commencement Date.
          (a) The Substantial Completion Date. The “Substantial Completion Date” shall mean (i) the later to occur of (A) the date on which Landlord receives the approval from the City of Romeoville authorizing occupancy of the Additional Premises by Tenant, which approval may take the form of a conditional or temporary certificate of occupancy so long as Tenant may occupy the Additional Premises, and (B) the date on which Landlord’s architect issues a certificate to Landlord and Tenant stating that the Tenant Improvements have been substantially completed substantially in accordance with the Plans, or (ii) if the substantial completion of the Tenant improvements has been delayed as a result of one or more Tenant Delays (as defined below), the date on which Landlord would have substantially completed the Tenant Improvements but for such Tenant Delays, as so certified by the Landlord’s architect.

          (b) Tenant Delays. “Tenant Delay” shall mean any interruption or delay at any time in the progress of the Tenant Improvements which is the result of: (a) Tenant changes to the Plans, including, in addition to delays resulting from the actual execution of such changes to the Plans, any delay occurring because the change to the Plans requested by Tenant expressly requires the design or construction of the Additional Premises to be halted or delayed pending resolution of any request by Tenant for a change to the Plans, whether or not the requested change is ultimately approved by Landlord and/or Tenant; (b) the performance or non-performance of any work at the Additional Premises by Tenant or any person, firm or corporation employed by Tenant; or (c) any other act or omission of Tenant (for example, but not by way of limitation, failure to timely respond to requests for information or approval of construction related matters submitted by Landlord).
          (c) Force Majeure Delays. “Force Majeure Delay” shall mean any interruption or delay at any time in the progress of the Tenant Improvements which is not a Tenant Delay and is the result of any Events of Force Majeure. Any delay shall be deemed to be a Force Majeure Delay notwithstanding that Landlord or its agent or Contractor with respect to which the time period for the Force Majeure Delay is being claimed is concurrently delayed by events within its control.
          (d) Notice of Tenant Delays and Force Majeure Delays. Landlord agrees that it shall exercise reasonable efforts to provide Tenant with written notice of any Tenant Delay or Force Majeure Delay (and the expected length of the applicable delay) as soon as reasonably practicable following the date Landlord has been notified of any such delay; provided, however, that Landlord’s failure to furnish such notice shall in no event be deemed to a waiver by Landlord of the Tenant Delay or Force Majeure Delay or otherwise affect the operation of this Section 8 Landlord shall be deemed to have notified Tenant of a Tenant Delay or a Force Majeure Delay f the applicable delay is noted in the written job meeting minutes, if any, prepared by Landlord or any Contractor and furnished to Tenant.
     9. Governmental Approvals. Landlord shall use reasonable efforts to obtain all governmental licenses, permits and approvals necessary for the construction of the Tenant Improvements and to achieve Substantial Completion of the Tenant Improvements in a timely manner. If Landlord is unable to obtain any permit, license or approval from any governmental authority necessary for the construction of the Tenant Improvements, Landlord may elect to terminate the Lease with respect to the Additional Premises upon written notice to Tenant delivered within thirty (30) days after the date hereof, upon which termination Landlord shall have no further liability to Tenant hereunder or under the Lease with respect to the Additional Premises, but the Lease shall continue in full force and effect, without regard to the Amendment, with respect to the Existing Premises.
     10. Access by Tenant Prior to Commencement Date. Landlord will permit Tenant and Tenant’s agents, suppliers, contractors and workmen to enter the Additional Premises prior to the completion of the Tenant Improvements to enable Tenant to do such other things as may be required by Tenant to make the Additional Premises ready for Tenant’s occupancy, provided that Tenant shall fully perform and comply with each of the following covenants, conditions and requirements:

          (a) Tenant and Tenant’s agents, contractors, workmen, mechanics, suppliers and invitees, shall work in harmony and not interfere with Landlord and Landlord’s agents in performing the Tenant Improvements or work for other tenants and occupants of the Building, and if at any time such entry shall in the judgment of Landlord cause or threaten to cause disharmony or interference, Landlord shall have the right to withdraw such permission upon twelve (12) hours written notice.
          (b) Tenant agrees that any such entry into the Additional Premises shall be deemed to be under all of the terms, covenants, conditions, and provisions of the Lease except the covenant to pay Rent, and further agrees that in connection therewith Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s work or installations made in the Additional Premises or to property placed therein prior to the Additional Premises Commencement Date (except to the extent caused by the gross negligence or willful misconduct of Landlord), the same being at Tenant’s sole risk. In addition, Tenant shall require all entities performing work on behalf of Tenant to provide protection for existing improvements to an extent that is satisfactory to Landlord and shall allow Landlord access to the Additional Premises, for inspection purposes, at all times during the period when Tenant is undertaking construction activities therein. In the event any entity performing work on behalf of Tenant causes any damage to the Tenant Improvements or the property of Landlord or others, Tenant shall cause such damage to be repaired at Tenant’s expense, and if Tenant fails to cause such damage to be repaired immediately upon Landlord’s demand therefor, Landlord may in addition to any other rights or remedies available to Landlord under the Lease or at law or equity cause such damage to be repaired, in which event Tenant shall immediately upon Landlord’s demand pay to Landlord the cost of such repairs as Rent.
          (c) All contractors and subcontractors shall use only those entrances designated by Landlord for ingress and egress of personnel, and the delivery and removal of equipment and material through or across any common areas of the Building or parking areas on the Property shall only be permitted with the written approval of Landlord and during hours determined by Landlord. Landlord shall have the right to order Tenant or any contractor or subcontractor that violates the above requirements to cease work and remove it, its equipment, and its employees from the Building or the Property.
          (d) During the performance of Tenant’s work and Tenant’s fixturing, Landlord may provide trash removal service from a location designated by Landlord. Tenant shall be responsible for breaking down boxes and placing trash in Landlord’s containers at such designated location. Tenant shall accumulate its trash in containers supplied by Tenant and Tenant shall not permit trash to accumulate within the Additional Premises or in the corridors or public areas adjacent to the Additional Premises. Tenant shall cause each entity employed by it to perform work on the Additional Premises to abide by the provisions of this Work Letter as to the storage of trash and shall require each such entity to perform its work in a way that dust and dirt is contained entirely within the Additional Premises and not within any other portion of the Building or the Property and shall cause Tenant’s contractors to leave the Additional Premises broom clean at the end of each day. Should Landlord deem it necessary to remove Tenant’s trash because of accumulation, an additional charge to Tenant will be on a time and material basis.

          (e) Tenant agrees that all services and work performed on the Additional Premises by, on behalf of, or for the account of Tenant, including installation of materials and personal property delivered to the Additional Premises shall be done in a first-class workmanlike manner using only good grades of material, shall be performed in accordance with Laws, and shall be performed only by persons covered by a collective bargaining agreement with the appropriate trade union.
          (f) Tenant agrees to protect, indemnify, defend and hold harmless the Landlord Parties from and against any and all losses, damages, liabilities, claims, liens, costs and expenses, including reasonable attorneys’ fees, of whatever nature, including those to the person and property of Tenant, its employees, agents, invitees, licensees and others arising out of or in connection with the activities of Tenant or Tenant’s contractors or subcontractors in or about the Additional Premises and the Property, and the cost of any repairs to the Additional Premises and the Property necessitated by activities of Tenant or Tenant’s contractors or subcontractors.
          (g) Tenant shall secure, pay for, and maintain during the continuance of its work within the Additional Premises, policies of insurance with such coverages and such amounts as Landlord may reasonably require, which policies shall be endorsed to include Landlord and its contractors and their respective employees and agents and any Mortgagee as additional insured parties, and which shall provide thirty (30) days prior written notice of any alteration or termination of coverage. Tenant shall not permit Tenant’s contractors to commence any work until all required insurance has been obtained by Tenant and certificates evidencing such coverage have been delivered to and approved by Landlord in writing.
     11. Warranties. Landlord shall assign to Tenant and Tenant shall have the benefit of any guaranties and warranties Landlord receives from contractors with respect to the Tenant Improvements.
     12. Termination of Work Letter; Survival of Terms. Landlord and Tenant acknowledge and agree that the provisions of this Work Letter are intended and designed to govern certain rights and obligations of the parties relating to the construction of the Tenant Improvements and other matters prior to the Additional Premises Commencement Date. Accordingly, except as hereinafter set forth in this Section 12, from and alter the Additional Premises Commencement Date, the terms and provisions of this Work Letter shall become null and void and of no further force or effect. Notwithstanding anything to the contrary in this Section 12, however, the following provisions shall not terminate and shall continue in full force and effect after the Additional Premises Commencement Date, and shall survive the Additional Premises Commencement Date: Sections 1 and 6 (both of which shall terminate at such time as all punchlist items have been completed and all claims in connection therewith have been satisfied in full); Sections 10(b), 10(e), 10(f), 12 and 13 (which shall remain in effect for the duration of the Term); and Section 14 (which shall terminate at such time as the parties have executed the Confirmatory Memorandum).
     13. Application of Work Letter. This Work Letter shall not be applicable to any space added to the Premises other than the Additional Premises or in the event of a renewal or extension of the Term of the Lease or the exercise of any expansion option granted to Tenant pursuant to the Lease.

     14. Confirmatory Memorandum. At the request of either party, at such time as the Substantial Completion Date has been finally determined, the parties shall jointly execute a written memorandum in the form attached to this Work Letter as Schedule 2, and such memorandum shall be attached to and become a part of the Lease.

SCHEDULE 1
The Plans
     Space Plan Prepared by Interwork Architects dated .June 28,2004, last revised August 6, 2004, attached hereto as Schedule 1-A, and modified as follows:
     Landlord and Tenant acknowledge that the 8 x 8 workstations shown on the Plans are not built in partitions, and Landlord is not obligated to supply workstations.
     All materials shall be building standard finishes, comparable to the finishes used in the Existing Premises, including without limitation the installation of inset glass in all perimeter offices.

SCHEDULE 1-A
Space Plan

SCHEDULE 2
Form of Confirmatory Memorandum
     THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (“Landlord”) and                                             (“Tenant”) hereby execute and deliver this Confirmatory memorandum pursuant to Section 13 of the Work Letter attached as Exhibit B to that certain Amendment between Landlord and Tenant dated                                            2004.
     1. This Confirmatory Memorandum is for the convenience and reference of the parties. The provisions of the Amendment and the Work Letter shall be valid and given their full force and effect with respect to the terms contained in this Confirmatory Memorandum, notwithstanding the failure or refusal of either party to execute this document.
     2. Landlord and Tenant further agree and acknowledge as follows:
           (a) the Substantial Completion Date occurred on                                           , 2004; and
           (b) the Additional Premises Commencement Date occurred on                                           , 2004.
     Executed and delivered as of                                          , 2004.

LANDLORD:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation

By:	PDC Properties, Inc., its agent

By:

Its:

TENANT:

ULTA SALON, COSMETICS & FRAGRANCE, INC., a Delaware corporation

By:

Its:

By:

Its: